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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into and executed as of May 30, 1996, by and among (i) PEDIATRIX MEDICAL GROUP OF TEXAS, P.A., a Texas professional association ("Buyer"), (ii) WEST TEXAS NEONATAL ASSOCIATES, a Texas general partnership ("Partnership"), and (iii) the professional association and the individual physicians whose names are set forth in Exhibit A hereto (individually, "Partner" and collectively, "Partners"), with respect to the following facts:

         A. Luis A. Ayo, M.D. and Roy Caviglia, M.D. entered into one certain partnership agreement dated January 15, 1986, a copy of which is attached hereto as Exhibit B.

         B. Thereafter, Luis A. Ayo, M.D., P.A., a Texas professional association ("Ayo P.A.") was admitted as a partner of the partnership created according to that certain partnership agreement dated January 15, 1986, a copy of which is attached hereto as Exhibit B.

         C. The Partners have operated their business in accordance with a partnership agreement dated January 15, 1986, a copy of which is attached hereto as Exhibit B.

         D. The Partnership and Partners (collectively "Sellers") are the record and beneficial owners of all of the assets ("Purchased Assets") utilized in, or with regard to, Sellers' Business (as hereinafter defined).

         E. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, the Purchased Assets.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein (the adequacy of which is hereby mutually acknowledged by the Parties), the Parties hereto hereby agree as follows:

1.0      DEFINITIONS

         1.1 DEFINITIONS - For purposes of the Agreement, the words and terms listed below shall have the following respective meanings:

         a. "Agreement" means this agreement for purchase and sale of Purchased Assets, together with all exhibits and schedules referenced herein or attached hereto.

         b. "Authority" means any federal, state or local regulatory governmental agency, commission, bureau or authority.

         c. "Business" means the medical practice, and all related enterprises, presently carried on by the Sellers.





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         d.      "Closing" means the consummation of the sale to, and the
                 purchase by, Buyer of the Purchased Assets by the transfer and delivery of documents of title thereto and the payment of the Purchase Price therefor.

         e. "Closing Date" means May 30, 1996, or such other date as the Parties may mutually agree. Unless the parties otherwise agree in writing, the Closing shall be deemed effective as of 12:01 a.m. (local time) on May 30, 1996.

         f.      "Code" means the Internal Revenue Code of 1986, as amended.

         g. "Financial Statements" means the unaudited financial statements of Sellers for the periods ended December 31, 1993, 1994 and 1995, consisting of balance sheets and income statements, copies of which are attached hereto as Schedule 1.1(g).

         h.      "Latest Balance Sheet Date" means December 31, 1995.

         i. "Parties" means the Sellers and Buyer, collectively, and "Party" means any one of them.

         j. "Person" means any individual, corporation, professional association, partnership, trustee or trust, unincorporated association or other entity.

         k. "Preclosing Period" means any tax period (including without limitation partial periods) that end on or prior to the Closing Date.

         l. "Purchase Price" means that amount to be paid by the Buyer to the Sellers for the Purchased Assets as set forth in Section
                 2.4 below.

         m.      "Purchased Assets" means the assets to be sold to Buyer.

2.0      PURCHASE AND SALE

         2.1 PURCHASE AND SALE OF PURCHASED ASSETS - At and upon the Closing, the Sellers shall sell, transfer and deliver the Purchased Assets, free and clear of all encumbrances and liens except as permitted herein, to Buyer, and Buyer shall purchase, acquire and accept the Purchased Assets from the Sellers, including, without limitation, the following:

         a. All tangible and intangible personal property of every kind and description owned by Sellers and used or associated with the Business as of the date hereof or the Closing Date, including without limitation goodwill associated with the Business, going concern value associated with the Business, copyrights, patents and applications relating to the business, trade names (including without limitation the name "West Texas Neonatal Associates" and derivatives thereof), and those other Purchased Assets identified on Schedule 2.1(a);





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         b.      All inventories and supplies used in, associated with or
                 relating to the Business wherever located;

         c. All trade secrets, goodwill and all other rights and documents owned, required for or incident to the performance of the Business, including without limitation all patient records, and all Sellers' books and records incident thereto; and

         d. All transferable contracts, purchase orders, service agreements, and other agreements attributable to, associated with or related to the Business (all of such contracts, rights or licenses being more particularly described in Schedule 2.1(d)).

         2.2 EXCLUDED ASSETS - Notwithstanding anything in this Agreement to the contrary, Buyer shall not purchase or receive or be under any obligation with respect to any assets, equipment or contracts which are set forth in
Schedule 2.2 and which shall not constitute Purchased Assets hereunder. Furthermore, Buyer shall not be under any obligation or duty to hire or make an offer to hire any employee of Sellers, except as provided in Section 4.1(f).

         2.3 NO ASSUMPTION OF LIABILITIES - Except as otherwise provided herein, Buyer shall not assume or become obligated in any manner whatsoever with respect to any obligations or liabilities, contractual or otherwise, of Sellers or in connection with the transactions contemplated by this Agreement, except with respect to performance under any assumed liabilities listed on
Schedule 2.3 hereto (the "Assumed Liabilities"), any (if any) Assumed Liabilities to be only with regard to same as they shall accrue after the Closing Date. Assumption by Buyer of the Assumed Liabilities shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies which such parties would have had against Sellers had this Agreement not been consummated.

         2.4 PURCHASE PRICE - The Purchase Price for the Purchased Assets shall be $5,250,000.00 payable to the Partnership or its designees, subject to any written holdback or other written agreements which are executed and delivered by the parties at or about the time of Closing. At and upon the Closing, Buyer shall deliver the Purchase Price (subject to any written holdback or other written agreements which are executed and delivered by the parties at or about the time of Closing) to Sellers by means of a cashier's or certified check.

         2.5 ALLOCATION OF PURCHASE PRICE - Sellers and Buyer hereby agree as to that allocation of the Purchase Price to the Purchased Assets, which allocation is shown on Schedule 2.5. Pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable treasury regulations thereto, Sellers and Buyer, for purposes of complying with the requirements of Section 1060 of the Code, including, without limitation, the filing of Form 8594, shall include in all filings to be made with the Internal Revenue Service allocations of the Purchase Price among the Purchased Assets in a manner which is consistent with the allocations herein agreed.





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         2.6     CLOSING - The Closing shall take place on the Closing Date and shall be held at the offices of Scott, Hulse, Marshall, Feuille, Finger & Thurmond, P.C., Texas Commerce Bank Building, 10th Floor, El Paso, Texas 79901, at 11:00 a.m., M.D.T.

         2.7 DELIVERY BY SELLERS - At and upon the Closing, Sellers shall deliver or shall cause to be delivered to Buyer the following:

         a. The Purchased Assets, by bill of sale and/or other applicable documents of transfer, each with warranty of title, free and clear of all liens and encumbrances.

         b.      The Sellers' books.

         c. The written consent of the spouses of the Partners to the sale of the Purchased Assets to Buyer.

         d. The agreements, documents and instruments described in this Agreement.

         2.8 DELIVERY BY BUYER - At and upon the Closing, Buyer shall deliver or cause to be delivered to the Partnership a check or wire transfer in the amount of each of the Purchase Price.

         2.9 DELIVERY OF OTHER DOCUMENTS - Such documents as evidence the satisfaction of any condition precedent shall have been delivered prior to or at the Closing. Each Party shall, at the Closing, deliver to the other Parties an acknowledgement of receipt of such documents upon request by any Party.

3.0      REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF SELLERS - Sellers hereby, jointly and severally, represent and warrant to Buyer that each of the following representations and warranties are true as of the date of the Agreement, and unless otherwise set forth herein, as of the Closing.

         a. Enforceability of Obligations - This Agreement will, upon Closing, constitute a valid and binding obligation of Sellers, enforceable against them in accordance with its terms.

         b. No Liens - The Purchased Assets are free and clear of any liens, charges, encumbrances or rights of others (other than the rights of Buyer hereunder) and no Person (other than Buyer hereunder) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Purchased Assets.





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         c.      Licenses, Registrations and Compliance - Each Partner and the
                 Partnership have obtained the appropriate licenses and are qualified to do business in Texas and no other jurisdiction. To the best of their knowledge, after due inquiry, Sellers are not in violation of any applicable laws, regulations, orders, rules, decrees or ordinances pertaining to the Business.

         d. Organization and Valid Existence - Partnership is a general partnership organized under the Texas Uniform Partnership Act, and has all necessary power, authority and capacity to enter into this Agreement and carry out its obligations hereunder, to own and lease its property and Purchased Assets (including, without limitation, the property and Purchased Assets shown in the Financial Statements), and to carry on the Business as presently conducted by it. The execution and delivery of this Agreement has been duly authorized by all necessary action of Partnership; and the sale of the Purchased Assets and the consummation of the transaction described herein shall be duly authorized by all necessary action of Partnership on or prior to the Closing.

         e. Capitalization - All the currently issued and outstanding partnership interests in and to Partnership have been duly and validly issued and are outstanding as fully paid interests in the capital of Partnership.

         f. Other Restrictions on Partnership Assets - There are no outstanding warrants, options, rights of first refusal, preemptory rights, agreements for purchase and sale, or other contract rights accorded any third party by which such third party may acquire the Purchased Assets or any other interests of the Partnership, or which restrict the ability of the Sellers to sell or transfer the Purchased Assets to Buyer.

         g. Financial Statements - To the best information of Sellers, the Financial Statements fairly represent the financial condition and assets and liabilities of the Sellers as of December 31, 1993, 1994, and 1995.

         h. Absence of Undisclosed Liabilities - Except to the extent reflected or reserved against in the Financial Statements (including without limitation the notes thereto) or incurred subsequent to the date thereof and disclosed in Schedule 3.1(h), or except as incurred in the ordinary and usual course of the Business of Sellers, Sellers have no outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature customarily reflected or reserved against in a balance sheet (including without limitation the notes thereto) prepared in accordance with the Sellers' income tax basis of accounting.

         i. Managed Care Contracts - The contracts of Sellers for the provision of managed care services at Closing are set out in
                 Schedule 3.1(i). Except as otherwise shown upon Schedule 3.1(i). such contracts are in full force and effect and are transferable to Buyer without need for any consent from any third party.





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         j.      Tax Matters - Sellers are responsible for filing all federal, state and local income, franchise, sales or use, property, payroll, SUTA and FUTA, and other tax returns or reports required by any law or regulation to be filed, and except as specifically set forth in Schedule 3.1(j) hereto, Sellers have duly and timely filed all such federal, state and local income, franchise, sales or use, property, payroll, SUTA and FUTA, and other tax returns or reports required by any law or regulation to be filed, and have duly paid all taxes, including without limitation payroll taxes and deposits, assessments and reassessments, and all other taxes, duties, charges, penalties, interest and fines due and payable by Sellers on or before the date hereof. Sellers shall permit Buyer to review and comment on any such tax returns for the Preclosing Period. Sellers will not take any position on any such tax returns for the Preclosing Period which would adversely affect Sellers after the Closing.

                 The last three (3) calendar years' federal and state income tax returns of Sellers, provided to Buyer under Section 4.1(j) hereof, are true and accurate copies of those filed with the necessary governmental authorities. Sellers hereby agree to provide Buyer with copies of tax returns and supporting documentation for the tax years 1993, 1994, and 1995.

                 Except as specifically set forth in Schedule 3.1(j) hereto, Sellers have not received from any federal, state or local taxing authority any assessment, reassessment or notice of underpayment of any taxes or other penalty or charges and no such notice is reasonably expected, and no consents extending or waiving the limitation of time for reassessment of any taxes, duties, charges, penalties, interest or fines, or any statutes of limitations related thereto have been filed with respect to Sellers for any fiscal year except as set forth in
                 Schedule 3.1(j), no tax return of Sellers has been audited since January 1, 1990.

                 There is no misrepresentation attributable to neglect, carelessness, willful default or fraud contained in any tax return of Sellers previously filed.

                 The provision made for current and deferred taxes included in the Financial Statements is sufficient for the payment of all accrued and unpaid federal, state and local income, franchise, capital, sales or use, property, payroll, SUTA and FUTA, and other taxes, assessments and reassessments, duties, charges, penalties, interest and fines payable by Sellers (whether or not disputed), for the period ended the date thereof and for all periods prior thereto.

         k. Absence of Changes - Other than as disclosed on any schedule or exhibit hereto, since the Latest Balance Sheet Date there has not been:

                 (i) any material change in the condition or operations of the Business, Purchased Assets or financial condition of Sellers other than changes in





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                          the ordinary and normal course of business (none of
                          which has been materially adverse); or

                 (ii) any damage, destruction or loss, or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Business, Purchased Assets, properties or future prospects of Sellers.

         l. Absence of Unusual Transactions - Since the Latest Balance Sheet Date, Sellers have not:

                 (i) transferred, assigned, sold or otherwise disposed of any of the Purchased Assets shown in the Financial Statements or cancelled any debts or claims, except in each case in the ordinary and usual course of business;

                 (ii) incurred or assumed any obligation or liability (fixed or contingent), except those listed in
                          Schedule 3.1(h) hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

                 (iii) issued or sold any Partnership interests or any warrants, bonds, debentures or other securities of the Partnership, or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities;

                 (iv) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and liabilities incurred since the date thereof in the ordinary and normal course of business;

                 (v) undertaken any action or transaction, or suffered any circumstance or situation, having an adverse effect on Partnership equity other than in the ordinary course of business;

                 (vi) declared or made any payment of any distribution in respect of any Partnership interest or purchased or redeemed any such Partnership interest or effected any subdivision, consolidation or reclassification of any such interests;

                 (vii) suffered any operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would have a material effect on Sellers;





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                 (viii)   except as required hereunder, amended or changed or
                          taken any action to amend or change the Partnership Agreement;

                 (ix) made any general wage or salary increases in respect of personnel which they employ, other than increases in the ordinary and normal course of business; and except as disclosed in Schedule 3.1(l) hereto, paid any bonuses to personnel;

                 (x) except as disclosed in Schedule 3.1(h) hereto, mortgaged, pledged, subjected to lien, granted a security interest in, or otherwise encumbered any of their Purchased Assets or property, whether tangible or intangible;

                 (xi) except with Buyer's prior written consent, made any single capital expenditure in excess of $1,000; or

                 (xii) authorized or agreed or otherwise become committed to do any of the foregoing.

         m. Title to Properties - Except as disclosed in the Financial Statements or in Schedule 3.1(m) hereto, Sellers have good and marketable title to all their Purchased Assets, real and personal including, without limitation, those reflected in the Financial Statements or acquired since the date of the Financial Statements free and clear of all mortgages, pledges, liens, encumbrances or charges of any kind of character.

         n. Leased Equipment - Schedule 3.1(n) hereto contains a complete list of all personal property and fixtures in the possession or custody of Sellers that are leased, with the details of such leases.

         o. Leases of Real Property - Sellers are not a party to or bound by any leases of real property other than those set forth in
                 Schedule 3.1(n) hereto, and all interests held by Sellers as lessee under such leases are free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever, and all rental and other payments payable by Sellers pursuant to such leases have been duly paid. Such leases are in full force and effect without amendment thereto and Sellers are not otherwise in default in meeting their obligations contained in any such lease.

         p. Real Property - Except as set forth in Schedule 3.1(p) hereto, Sellers do not own any real property.

         q. Contracts to Purchase - Except as set forth in Schedule 3.1(q) hereto, Sellers are not a party to any contract to purchase any goods and/or services with a value in excess of $2,000 per year.





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         r.      Employment Contracts - Except as described in Schedule 3.1(r),
                 Sellers do not have any written employment contracts, pension, deferred profit sharing, retirement, employee benefit or other similar agreements or plans nor did they have any such plan or agreement in the past, nor do they have any written contracts of employment with any employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law.

         s. Material Contracts - Except as set forth in Exhibits and Schedules hereto, Sellers are not a party to or bound by any material contract or commitment whether oral or written.

         t.      Retirement and Welfare Benefit Plans - Except as set forth in
                 Schedule 3.1(t) hereto: (i) Sellers do not now maintain or contribute to any qualified or non-qualified retirement plan or program; and (ii) Sellers have not, from and after January 15, 1986, maintained or contributed to any qualified or non-qualified retirement plan or program. Sellers do not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code.

         u.      Absence of Guarantees - Except as specifically described in
                 Schedule 3.1(u) hereto, Sellers have not given or agreed to give, nor are they a party to or bound by, any guaranty of indebtedness or other obligations of third parties, nor are the Sellers otherwise responsible for, or contingently responsible for, any such indebtedness or other obligation.

         v. Absence of Conflicting Agreements - Sellers are not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, Partnership Agreement provision, statute, regulation, order, judgment, decree or law which would be violated, contravened, breached by or under which default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

         w. Litigation - Except as disclosed in Schedule 3.1(w) hereto, there is no suit, action, litigation, arbitration proceeding, governmental proceeding, administrative hearing, including without limitation appeals and applications for review, pending or threatened against or relating to Sellers or affecting their properties or Business. Except as disclosed in Schedule 3.1(w) hereto, there is not presently outstanding against Sellers any adverse judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator. Within the period of five (5) years prior to date of this Agreement, Sellers have had no allegations, claims or litigation with regard to alleged errors and omissions related to Sellers' practice of medicine or the Business.





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         x.      Employees, etc. - Set forth in Schedule 3.1(x) hereto are the names and titles of all personnel employed or engaged by Sellers, including without limitation rates of remuneration, positions held and date of commencement of employment. Also set forth in Schedule 3.1(x) hereto is a complete list of all independent contractors, subcontractors, and agents which are presently engaged by Sellers that cannot be terminated by Sellers on thirty (30) days notice or less.

         y. Bank Accounts, etc. - Set forth in Schedule 3.1(y) hereto are the names of each bank or other depository in which Sellers maintain any bank account, trust account or safety deposit box, the account numbers for each, and the names of all persons authorized to draw thereon or who have access thereto.

         z. Insurance - Sellers currently have in force the policies of insurance set out in Schedule 3.1(z). All such policies of insurance are in full force and effect and Sellers are not in default, whether as to the payment of premium or otherwise, under the terms of any such policy. Such policies can be cancelled without penalty.

         aa.     Absence of Uninsured Liabilities - Except as described in
                 Schedule 3.1(aa) hereto, Sellers have no outstanding liabilities, nor are they subject of any outstanding claims, which liabilities or claims are normally covered by insurance policies but which liabilities or claims are not covered by insurance.

         bb. Copies of Agreements, etc. - True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed in the schedules and exhibits hereto to this Agreement, and of the policies of insurance referred to in
                 Section 3.1(bb), either have been delivered to Buyer or will be delivered prior to Closing.

         cc. Sellers Records - Sellers have delivered, or will deliver at Closing, copies of the records of Sellers to Buyer.

         dd. Books of Account - The books and records of account of Sellers fairly and correctly disclose in all material respects and in accordance with the income tax basis of accounting, consistently applied, the financial position of Sellers as of the date hereof and all material financial transactions of Sellers have been accurately recorded in such books and records.

         ee. Approvals - There are no approvals, consents or waivers required to be obtained or applications required to be filed with governmental authorities or any other Person whatsoever, including without limitation pursuant to any leases or contracts containing prohibitions or consent provisions to the transactions described herein in order to permit the transactions contemplated herein or to preserve the Business and/or Purchased Assets of Sellers.





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         ff.     Compliance with Environmental Laws - Except as disclosed in
                 Schedule 3.1(ff) hereto, with regard to the Business, Sellers are in compliance with and have always been in compliance with all, and do not violate, and have not violated any applicable federal, state, municipal or local laws, regulations, orders, certificates of approval, licenses, permits, governmental decrees, ordinances or any and all other legislation or regulatory instruments with respect to environmental, health or safety matters (collectively, "Environmental Laws") and, for greater certainty, and without limiting the generality of the foregoing:

                 (i) Sellers have operated at all times and have received, handled, used, stored, treated, shipped and disposed at all times of all contaminants in compliance with all Environmental Laws from, out of and off the real property leased by them or under their control or the control of their agents or employees.

                 (ii) No orders, directions or notices have been issued pursuant to any Environmental Laws to Sellers, except as disclosed in Schedule 3.1(ff)(ii) hereto, copies of which shall be delivered to the Buyer at least thirty (30) days prior to Closing.

                 (iii) Sellers have not conducted any environmental audits except as disclosed in Schedule 3.1(ff)(ii) (for the purposes hereof "environmental audits" means any evaluations, assessments, studies or tests performed relating to environmental matters, including without limitation any results of soil, ground water, air or water quality samples and any associated reports); correct and complete copies of such environmental audits shall be delivered to Buyer at least thirty
                          (30) days prior to Closing.

                 (iv) Sellers are in compliance with all orders, directions, notices, certificates of approval, certificates, licenses and permits which have been issued to them and hold all certificates of approval, certificates, licenses and permits or other approvals which they are required to hold pursuant to Environmental Laws. Correct and complete copies of all said orders, directions, notices, certificates and approval, certificates, licenses and permits shall be delivered to the Buyer at least thirty (30) days prior to Closing.

                 (v) Sellers have not received any written notice nor does they have any knowledge after due investigation and inquiry of any facts which could give rise to any notice that they are a "Potentially Responsible Party" for a waste disposal site pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. or any other similar federal, state or local laws, as same may be amended or supplemented from time to time.





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                 (vi)     Sellers have not failed to report to the proper
                          governmental authority the occurrence of any event which is required to be so reported by any Environmental Laws and Sellers have has provided or shall, prior to Closing, provide Buyer with correct and complete copies of all such reports and all correspondence relating thereto.

         gg. Compliance - Sellers are not in violation of any laws, regulations, decrees or ordinances applicable to the Business including without limitation any laws, regulations, decrees or ordinances pertaining to: Medicare and Medicaid; the Texas Anti-Remuneration Statute (Tex. Health and Safety Code Section 161.091); and/or the Stark Anti-Referral Provisions (Omnibus Reconciliation Act of 1993; Social Security Act Section 1877; 42 U.S.C. Section 1395nn).

         hh. Ayo P.A. - Ayo P.A. is a professional association, duly organized and existing under the laws of the State of Texas, with good and marketable title to all its assets, real and personal, free and clear of all mortgages, pledges, liens, encumbrances or charges of any kind or character.

         ii. Ayo P.A. Shareholders, Directors, and Officers - The sole shareholder, director, and officer of Ayo P.A. is Luis Ayo, M.D. By his execution and delivery of this Agreement, Luis Ayo, M.D. consents to this Agreement, and all actions related to or contemplated by this Agreement, in Luis Ayo, M.D.'s individual capacity and in his capacities as shareholder, director, and officers of Ayo P.A.

         jj. Full Disclosure - None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to Buyer.

         3.2 REPRESENTATIONS AND WARRANTIES OF BUYER - Buyer hereby represents and warrants to Sellers that each of the following representations and warranties are true as of the date of this Agreement, and unless otherwise set forth herein, as of Closing.

         a. Enforceability of Obligations - This Agreement will, upon Closing, constitute a valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         b. Organization and Valid Existence - Buyer is a professional association duly organized, validly existing and in good standing under the laws of the State of Texas, and has all necessary power, authority and capacity to enter into this Agreement and carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder shall be duly authorized or ratified by all necessary action on the part of Buyer on or prior to the Closing.

         c. Absence of Conflicting Agreements - To the best actual knowledge of Buyer, Buyer is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions described herein.

         d. Litigation - There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including without limitation appeals and applications for review, pending or, to the best of the knowledge, information and belief (after due inquiry) of Buyer, threatened against or involving Buyer, or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any such case, might adversely affect the ability of Buyer to enter into this Agreement or to consummate the transactions described herein.

         3.3 NO BROKER - Each of the Parties represents and warrants to the other Parties that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party in such manner as to give rise to any valid claims against any of the Parties for a brokerage commission, finder's fee or other like payment.

         3.4 NON-WAIVER - No investigations made by or on behalf of Buyer at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty or covenant made by Sellers herein or pursuant hereto.

         3.5 NATURE AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS - All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions described in this Agreement shall be deemed to be made by such Party hereunder. All representations, warranties, covenants and agreements contained herein on the part of each of the Parties shall survive the Closing, the execution and delivery hereunder of bills of sale or security transfer instruments and other documents of title to the Purchased Assets and payment of all consideration therefor.

4.0 CONDITIONS PRECEDENT TO THE PERFORMANCE OF THE OBLIGATIONS OF BUYER AND OF SELLERS

         4.1 BUYER'S CONDITIONS - The obligation of Buyer to complete the purchase of the Purchased Assets hereunder shall be subject to the satisfaction of or compliance with in all material respects, at or before the Closing, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Buyer and may be waived by it in whole or in part).

         a.      Truth and Accuracy of Representation of Sellers at the Closing
                 - All of the representations and warranties of Sellers made in or pursuant to this Agreement including, without limitation, the representations and warranties made by Sellers set forth in Sections 3.1 and 3.3 hereof, shall be true and correct as at the Closing and with the same effect as if made at and as of the Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby or by transactions in the ordinary and normal course of business), and Buyer shall have received a certificate from the Sellers confirming, to the correctness of the representations and warranties of Sellers contained herein.

         b. Performance of Obligations - Sellers shall have performed or complied with, in all respects, all of their obligations, covenants and agreements hereunder.

         c. Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the purchase and sale hereunder of the Purchased Assets and all actions and proceedings taken on or prior to the Closing in connection with the performance by Sellers of their obligations under this Agreement shall be satisfactory to Buyer and Buyer's legal counsel, and Buyer shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions described herein and the taking of all proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to Buyer and Buyer's legal counsel.

         d. Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Persons or governmental authorities (or registrations, declarations, filings or recordings with any such authorities) required in connection with (i) the completion of any of the transactions described in this Agreement, (ii) the execution of the Agreement, (iii) the Closing or (iv) the performance of any of the terms and conditions hereof (collectively, the "Approvals"), shall have been obtained on or before the Closing.

                 Sellers shall have obtained and delivered by Closing to Buyer written consents, in form and substance satisfactory to Buyer, to the transaction described herein which are required pursuant to the real property leases set forth in Schedule 3.1(o) (and any other contracts where approval or consent is required) including, without limitation, such acknowledgements and confirmations of good standing form the lessors under such real property leases as may be reasonably requested by Buyer.

         e. Employees of Buyer - There shall have been delivered to Buyer on or before the Closing the resignations of such persons as Buyer shall direct who are presently employees and/or agents of Sellers from such positions and duly executed comprehensive releases from each such person of all their respective claims against the Sellers, except for any claims for current or future consideration or remuneration payable under any written agreement with Sellers and disclosed to Buyer.

         f. Other Agreements and Documents - The following agreements and documents shall have been executed, certified and/or approved, as applicable, and copies thereof delivered to Buyer on or before the Closing.

                 (i) The employment agreements between Buyer and (i) the Partners, and (ii) the non-Partner physicians described in Schedule 4.1(f)(ii) hereto, the forms of which are attached hereto as Schedule 4.1(f)(i); and

                 (ii) The written consents of the spouses of Partners as set forth in Section 2.7(e) hereto.

         g. Limit on Capital Expenditures - Buyer shall be satisfied that the Sellers have not, since the date hereof, incurred any capital expenditures in excess of $1,000, in the aggregate without the prior written approval of Buyer.

         h. No Damage - No substantial damage by fire or other hazard to the Purchased Assets of Sellers shall have occurred from the date hereof to the Closing which is not adequately insured against.

         i. Litigation - At and upon the Closing, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions described in this Agreement or otherwise claiming that such consummation is improper.

         j. Tax Returns - Buyer shall have received the 1993, 1994 and 1995 calendar years' tax returns of Sellers.

         k. Financial - Buyer shall be satisfied with the accuracy and sufficiency of the Financial Statements and all other financial records of Sellers.

         l. Board Approval - Buyer shall have received the approval and authorization of its Board of Directors to enter into this Agreement.

         4.2 SELLERS' CONDITIONS - The obligations of Sellers to complete the sale of the Purchased Assets hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Sellers and may be waived by them in whole or in part).

         a. Truth and Accuracy of Representations of Buyer at Closing - All of the representations and warranties of Buyer made in or pursuant to this Agreement including, without limitation, the representations and warranties made by Buyer and set forth in Sections 3.2 and 3.3 hereof, shall be true and correct as at the Closing and with the same effect as if made at and as of the Closing, and Sellers shall have received a certificate from Buyer confirming, to the best of its knowledge, information and belief, the truth and correctness of the representations and warranties of Buyer contained herein.

         b. Performance of Obligations - Buyer shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements hereunder.

         c. Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the purchase and sale hereunder of the Purchased Assets and all actions and proceedings taken on or prior to the Closing in connection with the performance by Buyer of its obligations under this Agreement shall be satisfactory to Sellers' counsel, and Sellers shall have received copies of all such documentation or other evidence as they may reasonably request in order to establish the consummation of the transactions described herein and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance reasonably satisfactory to Sellers' counsel.

         d. Litigation - At and upon the Closing, there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions described in this Agreement or otherwise claiming that such consummation is improper.

5.0      OTHER COVENANTS OF THE PARTIES

         5.1 CONDUCT OF BUSINESS PRIOR TO CLOSING - During the period from the date of this Agreement to the Closing, Sellers will do the following:

         a. Conduct Business in Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, preserve all their goodwill and patient relations and conduct the Business in the ordinary and normal course thereof and not, without the prior written consent of Buyer, enter into any transaction which if effected before the date of this Agreement would constitute a material breach of the representations, warranties or agreements contained herein.

         b. Continue Insurance - Continue in force all existing policies of insurance presently maintained by Sellers.

         c. Perform Obligations - Comply with all laws affecting the operation of the Business and to pay all required taxes.

         d. Prevent Certain Changes - Not, without the prior written consent of Buyer, take any of the actions, do any of the things or perform any of the acts described in paragraphs (i) to (xii) inclusive of Section 3.1 (l).

         5.2 ACCESS FOR INVESTIGATION - Sellers shall permit Buyer and its employees, agents, counsels and accountants or other representatives, without interference in the ordinary conduct of the Business of Sellers and at Buyer's sole cost and expense, to have free and unrestricted access prior to the Closing during normal business hours to the premises and to all the books, accounts, records and other data of Sellers (including, without limitation, all partnership, accounting and tax records of Sellers) and to the properties and Purchased Assets of Sellers and to furnish with respect to the business, properties and Purchased Assets of Sellers as Buyer shall from time to time reasonably request to enable confirmation of the matters warranted in Section
3.1 hereof. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of Buyer shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of Sellers. Until the Closing, and in the event of the termination of this Agreement without consummation of the transactions described herein, Buyer will keep confidential any information (unless readily available from public or published information or sources) obtained from Sellers. If this Agreement is so terminated, promptly after such termination, all documents, work papers and other written material obtained from any Person in connection with this Agreement and not theretofore made public (including, without limitation, all copies thereof), shall be returned to the Person which provided such material.

         5.3 ACTIONS TO SATISFY CLOSING CONDITIONS - Each of the Parties hereby agrees to take all such reasonable actions as are within their respective control, and to use their best efforts to cause other actions to be taken which are not within their control, so as to ensure compliance with any conditions set forth in Section 4 hereof which are for the benefit of any other Party.

         5.4 DISCUSSIONS, ETC. - From the date hereof, until the Closing or until this transaction terminates, Sellers will not engage in any discussions or negotiations with any third party regarding the sale of any of the Purchased Assets.

6.0      INDEMNIFICATION AND PRIOR ACTS INSURANCE

         Excepting only the obligation of Sellers to provide the insurance coverage provided pursuant to Section 6.5 herein which obligation to provide such insurance coverage shall be absolute and without regard to any Minimum Aggregate Claims Amount (as hereinafter defined), NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN SECTIONS 6.1, 6.2, 6.3, OR 6.4, Sellers shall only be liable to indemnify Buyer in the event that all Claims (as defined in this Section 6) exceed, in the aggregate, the sum of FIFTY THOUSAND AND NO/100THS DOLLARS ($50,000.00), which amount shall be referred to as the "Minimum Aggregate Claims Amount". In the event that the aggregate Claims, on a cumulative basis, shall exceed the Minimum Aggregate Claims Amount, Sellers shall be liable for the entire amount of all aggregate Claims (including, but not limited to, the Minimum Aggregate Claims Amount).

         6.1 TAX INDEMNITY - Except as set forth in Schedule 3.1(j) hereto, Sellers will be responsible for the payment of, and will indemnify Buyer for, all unpaid or reassessed taxes including, without limitation, federal, state and local income, franchise, sales or use, property, payroll, SUTA and FUTA taxes, and any duties, charges, penalties, interest and fines, if any, not recorded as liabilities on the Financial Statements but which are applicable to any period prior to Closing.

         6.2 SELLERS' INDEMNITY - Sellers, jointly and severally, hereby indemnify and save harmless Buyer from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense ("Claims") which may be brought against Buyer and/or which it may suffer or incur as a result of, in respect of, or arising out of the acts, omissions or other conduct of Sellers occurring or arising prior to Closing, with respect to the operation of the Business, the practice of medicine, and/or the ownership of the Partnership interests.

         6.3 BUYER'S INDEMNITY - Buyer hereby indemnifies and saves harmless Sellers from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense ("Claims") which may be brought against Sellers (or any of Sellers) and/or which Sellers (or any of Sellers) may suffer or incur as a result of, in respect of, or arising out of the acts, omissions or other conduct of Buyer occurring or arising without fault of Sellers and subsequent to Closing, with respect to Buyer's ownership, operation of the Business, or practice of medicine.

         6.4 MUTUAL INDEMNITY - Sellers, jointly and severally, hereby covenant and agree with Buyer, and Buyer hereby covenants and agrees with Sellers, (the Party or Parties so covenanting and agreeing to indemnify another Party hereinafter referred to as the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing, from and against any Claims which may be brought against the Indemnified Party and/or which it may suffer or incur as a result of, in respect of, or arising out of any material non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained herein or in any certificate or other document furnished by the indemnifying Party pursuant hereto. The foregoing obligation of indemnification in respect of such Claims shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third party, be notified forthwith by the Indemnified Party of all material particulars thereof and be afforded at least thirty (30) days, at its sole cost and expense, to resist, defend and compromise the same.

         6.5 PRIOR ACTS INSURANCE - Sellers shall, at Sellers' sole cost and expense, purchase and maintain "prior acts" errors and omissions malpractice insurance, insuring with regard to errors and omissions of Sellers which shall have occurred upon or prior to Closing hereunder, listing Sellers and Buyers as insureds, with coverage limits in amounts not less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate, and providing coverage for not less than twenty (20) years.

7.       JEOPARDY

         Notwithstanding anything to the contrary contained herein, if the performance by any Party hereto of any term, covenant, condition or provision of this Agreement should violate any statute, ordinance, or be otherwise deemed illegal by any governmental body or agency (collectively, "Jeopardy Event"), then the Parties shall use their best efforts to meet forthwith and attempt to renegotiate this Agreement to remove or negate the effect of the Jeopardy Event. Without limitation on the foregoing, if, and to the extent that, any provisions of this Agreement shall conflict with any then applicable law, regulations, and other authorities (including, by way of example only and without limitation, those applicable provisions of the Omnibus Budget Reconciliation Act of 1993 ["Stark II"]), the provisions of such applicable law, regulations, and other authorities shall govern and control, and this Agreement shall be reformed by the Parties to best comport with the purposes and intentions hereof, while being, in all things, consistent with such then applicable law, regulations, and authorities.

8.       ARBITRATION

         In the event of any dispute between or among the Parties to this Agreement, the Parties agree to submit the dispute to binding arbitration before a three-member panel (unless the parties jointly agree to a single arbitrator), with Sellers (as a group) and Buyer each selecting one member of the panel within ten (10) days of the demand for arbitration, and the third member selected by the consent of the other two members within ten (10) days of the selection of the first two arbitrators. Such arbitration shall be governed by the provisions of the Texas General Arbitration Act, Tex. Civ. Prac. & Rem. Code Ann. Section 171.001 et seq. Each member shall be a person not currently or previously affiliated with the party making the selection (or relative of any such past or current affiliate) and shall either be an attorney at law or an individual with reasonable knowledge of the medical business and/or integrated healthcare delivery systems; provided, however, that at least one of the arbitrators shall be an attorney at law. Such arbitration shall be conducted in accordance with the rules and procedure then in effect of the American Arbitration Association in El Paso County, Texas. The arbitration shall be commenced as soon as reasonably possible and a written decision shall be rendered within thirty (30) days thereof. The arbitrators' decision shall be final, binding and enforceable in a court of competent jurisdiction. Any such arbitration shall be treated as confidential by all Parties thereto, except as otherwise provided by law or as otherwise necessary to enforce any judgment or order issued by the arbitrators. Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction or other short term equitable relief if necessary to prevent irreparable harm, and grant the arbitrator the right to make a final determination of the Parties' rights. The cost of the arbitrator shall be shared by the Parties, except that the prevailing Party shall be entitled to reimbursement thereof from the Party which did not prevail.

9.       CONFIDENTIALITY

         In connection with entering into this Agreement, Sellers are fully aware of all terms, conditions and covenants of this Agreement and in connection with their performance of their respective obligations hereunder, Sellers may become aware of or come into possession of proprietary, or otherwise confidential information concerning Buyer or affiliates of Buyer including, without limitation, reports, policies and procedures, marketing or financial information or other information related to the business or services of Buyer or affiliated entities of Buyer (collectively, "Confidential Information"). As additional consideration for and as a condition of Buyer entering into this Agreement, and except as otherwise agreed by all the parties, Sellers, jointly and severally, agree to treat all Confidential Information as confidential and secret as required, and to the fullest extent permissible under applicable law, and shall not disclose any Confidential Information to any person, except to the extent absolutely required for proper performance of Sellers' obligations hereunder or under applicable law.

10.0     MISCELLANEOUS

         10.1 PUBLIC NOTICES - All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the Parties.

         10.2 EXPENSES - The expenses incurred by each Party hereto in connection with this Agreement and the transactions described herein shall be borne by such Party, except as otherwise specifically provided in this Agreement.

         10.3    TIME - Time shall be of the essence hereof.

         10.4 NOTICES - All notices, requests, offers, demands or other communications (collectively, "Notice") given to or by the Parties under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served on the Party to whom Notice is to be given, or seventy-two (72) hours after mailing by United States mail first class, registered or certified mail, postage prepaid, addressed to the Party to whom Notice is to be given, to:

                          (1)     Buyer at:

                                  Pediatrix Medical Group of Texas, P.A.
                                  c/o Pediatrix Medical Group, Inc.
                                  1455 Northpark Drive
                                  Fort Lauderdale, Florida  33326

                                  and, with a copy to:

                                  Scott, Hulse, Marshall, Feuille,

                                  Finger & Thurmond, P.C.
                                  11th Floor
                                  Texas Commerce Bank Building
                                  El Paso, Texas  79901
                                  Attention: G. Russell Hill, Esq.;

                          (2)     Sellers at:

                                  West Texas Neonatal Associates
                                  1280 Hawkins, Suite 202
                                  El Paso, Texas  79925

                                  and


                                  Luis A. Ayo, M.D.
                                  Luia A. Ayo, M.D., P.A.
                                  1280 Hawkins, Suite 202
                                  El Paso, Texas  79925


                                  Roy Caviglia, M.D.
                                  1280 Hawkins, Suite 202
                                  El Paso, Texas  79925;

                                  and, with a copy to:

                                  Mounce & Galatzan
                                  8th Floor
                                  Texas Commerce Bank Building
                                  El Paso, Texas  79901
                                  Attention: Merton Goldman, Esq.;

or at such other address provided by Notice.

         10.5 ASSIGNMENT - Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of all other Parties, in their sole discretion.

         10.6 FURTHER ASSURANCES - The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions described herein, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

         10.7 HEADINGS - The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only, are not part of this Agreement and do not in any way limit or amplify the terms or provisions of this Agreement.

         10.8 INTEGRATION - This Agreement and any schedules and exhibits referenced herein constitute the entire agreement between the parties with respect to the subject matter contained herein and supersedes all agreements, representations and understandings of the parties with respect to such subject matter made or entered into prior to the date of this Agreement.

         10.9 NO THIRD PARTY BENEFICIARIES - This Agreement is entered into solely for the benefit of the parties hereto and no term, provision or covenant hereunder shall confer or be deemed to confer in a benefit on any third party.

         10.10 MODIFICATION AND WAIVER - No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all parties hereto. No waiver of any provision of this Agreement shall constitute, or be deemed to constitute, a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.11 GOVERNING LAW - This Agreement shall be governed by and interpreted under Texas law.

         10.12 ATTORNEY'S FEES - In the event any action at law or in equity or other proceeding is brought to interpret or enforce this Agreement, or in connection with any provision of this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and other costs reasonably incurred in such action or proceeding.

         10.13 GENDER - Unless the context otherwise requires, the singular includes the plural and vice versa, and the masculine, feminine and neuter include each other.

         10.14 SEVERABILITY - If any provision of this Agreement is invalid or contravenes Texas law, such provision shall be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of its remaining provisions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:                               PEDIATRIX MEDICAL GROUP OF TEXAS, P.A.
                                     a Texas professional association


                                     By:      /s/ Stephen Haskins
                                              ---------------------------------
                                     Its:     President
                                              ---------------------------------

PARTNERSHIP:                         "WEST TEXAS NEONATAL ASSOCIATES"

LUIS A. AYO, M.D., P.A., Partner     By:      /s/ Luis A. Ayo
                                              ---------------------------------
By:  /s/ LUIS A. AYO, M.D.                    Luis A. Ayo, M.D., Partner
     ---------------------------
     LUIS A. AYO, M.D.               By:      /s/ Roy Caviglia
     Sole Shareholder, Sole                   ---------------------------------
     Director, President                      Roy Caviglia, M.D., Partner


PARTNERS:
                                     /s/ LUIS A. AYO, M.D.
                                     -----------------------------------------
                                     LUIS A. AYO, M.D.

                                     /s/ ROY CAVIGLIA, M.D.
                                     -----------------------------------------
                                     ROY CAVIGLIA, M.D.


                                     LUIS A. AYO, M.D., P.A.


                                     By:      /s/ LUIS A. AYO, M.D.
                                              --------------------------------
                                              LUIS A. AYO, M.D.
                                              Sole Shareholder, Sole
                                              Director, President